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                                  EXHIBIT 21.1
                       LIST OF SUBSIDIARIES OF THE REGISTRANT

MediForce Products, Inc., a Florida corporation

General Environmental Technologies, Inc., a Florida corporation

Iroquois Corporation, a Florida corporation

Iroquois Wrecking Corporation, a New York corporation

Indigo Industries, Inc., a Florida corporation